Exhibit (a)(5)(B)

NEWS RELEASE Kaman Corporation Bloomfield, CT USA P 860.243.7100 www.kaman.com

Kaman Corporation Announces Results of Offer to Repurchase for Cash and Expiration of Right to Convert all 3.25% Convertible Senior Notes Due 2024

BLOOMFIELD, Conn. (September 27, 2019) – Kaman Corporation (NYSE: KAMN) (the “Company”) announced today the final results of its previously announced cash repurchase offer (the “Offer”) to repurchase any and all of its outstanding 3.25% Senior Convertible Notes (the “Notes”) (CUSIP No. 483548 AF0). The terms and conditions of the Offer are set forth in the Company Repurchase Notice and Offer to Repurchase to Holders of 3.25% Convertible Senior Notes due 2024 which was distributed to holders of the Notes (the “Offer to Repurchase”).

Pursuant to the terms and conditions of the Indenture, dated as of May 12, 2017, as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 (the “Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee, each holder of the Notes had the right (the “Fundamental Change Repurchase Right”), at its option, to require the Company to repurchase all of such holder’s Notes, or any portion thereof that is an integral multiple of $1,000 principal amount on September 27, 2019 (the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, to but excluding, the Fundamental Change Repurchase Date.

As of 11:59 p.m., New York City time, on September 26, 2019 (the “Exercise Expiration Date”), the aggregate principal amount of Notes validly tendered and not validly withdrawn was $500,000, representing approximately 0.25% of all outstanding Notes.

All of the Notes validly tendered and not validly withdrawn as of the Exercise Expiration Date were accepted for payment pursuant to the Offer to Repurchase. Holders of such Notes received the repurchase price of 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, September 27, 2019 (the “Fundamental Change Repurchase Price”). Payment of the Fundamental Change Repurchase Price for such Notes was made today, September 27, 2019 (the “Fundamental Change Repurchase Date”).

Under the Indenture and notwithstanding the Fundamental Change Repurchase Right, the Notes were convertible, at the option of the holder (the “Right to Convert”), at any time until September 27, 2019 (the “Conversion Expiration Date”). As of 5:00 p.m., New York City time, on the Conversion Expiration Date, no holders had converted their notes.

D.F. King & Co., Inc. acted as the depository agent in connection with the Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any of the Company’s other securities. The complete terms and conditions of the Offer are set forth in the Offer to Repurchase distributed to holders of the Notes. The Offer was made pursuant to the Offer to Repurchase.

About Kaman Corporation

Kaman Corporation produces and/or markets widely used proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; production of the K-MAX® medium-to-heavy lift helicopter and support for the company’s SH-2G Super Seasprite maritime aircraft. The company, which was founded in 1945 by aviation pioneer Charles H. Kaman, is headquartered in Bloomfield, Connecticut. More information is available at www.kaman.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “project,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could” and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performance, anticipated trends or growth in businesses, or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. Neither Kaman Corporation (“Kaman”) nor any other person undertakes any obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements for many reasons.

In addition to factors previously disclosed in Kaman’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Disposition; (ii) risks related to Kaman’s performance of its obligations under the transition services agreement entered into in connection with the Disposition and disruption of management time from ongoing business operations relating thereto; (iii) changes in domestic and foreign economic and competitive conditions in markets served by Kaman, particularly the defense, commercial aviation and industrial production markets; (iv) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (v) changes in geopolitical conditions in countries where Kaman does or intends to do business; (vi) the successful conclusion of competitions for government programs (including new, follow-on and successor programs) and thereafter successful contract negotiations with government authorities (both foreign and domestic) for the terms and conditions of the programs; (vii) the timely receipt of any necessary export approvals and/or other licenses or authorizations from the U.S. Government; (viii) timely satisfaction or fulfillment of material contractual conditions precedents in customer purchase orders, contracts, or similar arrangements; (ix) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (x) the successful resolution of government inquiries or investigations relating to our businesses and programs; (xi) risks and uncertainties associated with the successful implementation and ramp up of significant new programs, including the ability to manufacture the products to the detailed specifications required and recover start-up costs and other investments in the programs; (xii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (xiii) the receipt and successful execution of production orders under the Kaman’s existing U.S. government joint programmable fuze contract, including the exercise of all contract options and receipt of orders from allied militaries, but excluding any next generation programmable fuze programs, as all have been assumed in connection with goodwill impairment evaluations; (xiv) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory and the receipt of orders for new aircraft sufficient to recover our investments in the K-MAX® production line; (xv) the accuracy of current cost estimates associated with environmental remediation activities; (xvi) the profitable integration of acquired businesses into Kaman’s operations; (xvii) the ability to recover from cyber-based or other security attacks, information technology failures or other disruptions; (xviii) changes in supplier sales or vendor incentive policies; (xix) the ability of our suppliers to satisfy their performance obligations; (xx) the effects of price increases or decreases; (xxi) the effects of pension regulations, pension plan assumptions, pension plan asset performance, future contributions and the pension freeze, including the ultimate determination of the U.S. Government’s share of any pension curtailment adjustment calculated in accordance with U.S. Government Cost Accounting Standard 413; (xxii) future levels of indebtedness and capital expenditures; (xxiii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xxiv) the effects of currency exchange rates and foreign competition on future operations; (xxv) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xvi) the effects, if any, of the United Kingdom’s exit from the European Union; (xvii) future repurchases and/or issuances of common stock; (xviii) the occurrence of unanticipated restructuring costs or the failure to realize anticipated savings or benefits from past or future expense reduction actions; (xxix) the ability to recruit and retain skilled employees; and (xxx) other risks and uncertainties set forth in the documents incorporated by reference herein. The information set forth herein speaks only as of the date hereof, and Kaman disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Contact:

James Coogan

Vice President, Investor Relations

Phone: 860-243-6342

Email: james.coogan@kaman.com